Filed Pursuant to Rule 424(b)(3)

Registration No. 333-110060

PROSPECTUS SUPPLEMENT

$350,000,000

INVITROGEN CORPORATION

2% Convertible Senior Notes due 2023

5,129,145 Shares of Common Stock Issuable on Conversion of the Notes

This prospectus supplement (“Prospectus Supplement”) supplements our prospectus dated November 19, 2003, contained in our registration statement on Form S-3 filed the same date, as amended by prospectus supplements dated January 16, 2004, and March 2, 2004 (collectively, the “Prospectus”), and relates to our 2% Convertible Senior Notes due 2023, which are held by certain security holders who may offer for sale the notes and shares of our common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 2, 2004.

Selling Security Holders

We issued, and the initial purchasers sold, the notes offered by this Prospectus Supplement in a transaction exempt from the registration requirements of the Securities Act to persons whom the initial purchasers reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The selling security holders (including the initial purchasers’ transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to the Prospectus any or all of the notes and common stock issued upon conversion of the notes.

The Selling Security Holders table, as set forth in the Prospectus, is hereby amended (as amended, the “Amended Table”) by the addition or revisions set forth in the Amended Table below, including changes in the selling security holders and in the selling security holders’ principal amounts of notes. The Amended Table sets forth information, as of April 1, 2004, with respect to the selling security holders and the respective principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this Prospectus Supplement. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. We have included information in this Prospectus Supplement regarding the selling security holders based solely upon information that the selling security holders have provided to us in writing pursuant to a registration rights agreement dated August 1, 2003. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the convertible notes pursuant to the Prospectus, we cannot estimate the amount of the notes or the common stock issuable upon conversion of the notes that the selling security holders will hold upon termination of any such sales. The number of shares indicated to be owned after the offering is based on information provided to us by the selling security holder. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their notes.

	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Number of Shares of Common Stock
Name of Selling Securityholder		Beneficially Owned(1)(2)	Offered Hereby(1)	Owned After the Offering
Alexian Brothers Medical Center	145,000	2,124	2,124	0
Aloha Airlines Non-Pilots Pension Trust	85,000	1,245	1,245	0
Aloha Pilots Retirement Trust	45,000	659	659	0
C&H Sugar Company Inc.	110,000	1,612	1,612	0
City of Stamford Police Pension Fund	157,000	2,300	2,300	0
FrontPoint Convertible Arbitrage Fund, L.P.	2,000,000	29,309	29,309	0
Golden Rule Insurance Company	251,000	3,678	3,678	0
Hawaiian Airlines Employees Pension Plan-IAM	25,000	366	366	0
Hawaiian Airlines Pension Plan for Salaried Employees	5,000	73	73	0
Hawaiian Airlines Pilots Retirement Plan	80,000	1,172	1,172	0
Hillbloom Foundation	35,000	512	512	0
Morgan Stanley Income Builder Fund	1,800,000	26,378	26,378	0
Morgan Stanley Variable Income Builder Fund	800,000	11,723	11,723	0
S.A.C. Capital Associates LLC	5,000,000	121,020	73,273	47,747
State of Oregon/SAIF Corporation	2,000,000	29,309	29,309	0
US Bank FBO Benedictine Health Systems	140,000	2,051	2,051	0

(1)	Information concerning the selling security holders may change from time to time and any such changed information will be set forth in supplements to the Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.

(2)	Assumes a conversion price of $68.2375 per share, and a cash payment in lieu of any fractional share interest.

Information concerning other selling security holders will be set forth in prospectus supplements from time to time, if required. The above table assumes that, unless the security holder has indicated otherwise, any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

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